Exhibit 99.1

Hudson Pacific Properties, Inc. Announces $92 Million Term Loan

Los Angeles, CA, February 15, 2011 - Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced it closed a five-year term loan totaling $92 million with Wells Fargo Bank, N.A. secured by the Company's Sunset Gower and Sunset Bronson media and entertainment campuses. The loan bears interest at a rate equal to one-month LIBOR plus 350 basis points. $37 million of the loan is currently subject to an interest rate swap agreement that swaps one-month LIBOR to a fixed rate of 75 basis points through April 30, 2011. The Company is required to hedge at least half of the $92 million term loan within 30 days of the closing.

Proceeds from the loan were used to fully refinance a $37 million mortgage loan secured by the Sunset Bronson campus that was scheduled to mature on April 30, 2011. The remaining proceeds were used to pay down the Company's credit facility.

“We were very pleased with the level of lender interest in this financing and with final terms achieved through the highly competitive process. By refinancing a loan maturing this year and providing us with longer-term financing on two important assets, we have obtained attractive financing that is an ideal fit as we look to effectively manage our debt maturities,” said Mark Lammas, Chief Financial Officer of Hudson Pacific Properties.

Located in the heart of Hollywood, California, Sunset Gower and Sunset Bronson consist of 544,763 square feet of office and support space, 23 sound stage facilities totaling 312,669 square feet, and 1,905 parking spaces on 26.2 acres, encompassing nearly two city blocks.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company's strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. Its wholly owned portfolio includes 12 properties totaling approximately 3.4 million square feet, strategically located in many of the Company's target markets. Upon completion of the Rincon Center acquisition the company's portfolio will consist of 13 properties totaling 4 million square feet. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes, commencing with the taxable year ended December 31, 2010. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company's final prospectus dated June 23, 2010, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:
Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

Investor / Media Contact:
Addo Communications, Inc.
Andrew Blazier
(310) 829-5400
andrewb@addocommunications.com